Exhibit 4.107

Execution Copy
SHARE PURCHASE AGREEMENT
This Share Purchase Agreement ("Agreement"), dated as of 21st day of October 2015, is made by and between DryShips Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Buyer"), and Mezzanine Financing Investment III Shareholders Ltd., a corporation organized under the laws of the Republic of the Marshall Islands and Red River Enterprises Inc., a corporation organized under the laws of the Republic of the Marshall Islands, (each a "Seller" and collectively the "Sellers").
RECITALS
WHEREAS, Mezzanine Financing Investment III Shareholders Ltd. directly owns 500 common shares, par value $20.00 per share, of Mezzanine Financing Investment III Ltd. (the "Mezzanine Shares"), constituting all of the issued and outstanding capital stock of Mezzanine Financing Investment III Ltd., and Red River Enterprises Inc. directly owns 500 common shares, par value $20.00 per share, of Oil and Gas Ships Investor Limited, (the "Oil and Gas Ships Shares" and, together with the Mezzanine Shares, the "Shares"), constituting all of the issued and outstanding capital stock of Oil and Gas Ships Investor Limited
WHEREAS, Mezzanine Financing Investment III Ltd. and Oil and Gas Ships Investor Limited (collectively, the "Companies") own in aggregate, directly or indirectly, 97.44% of the issued and outstanding share capital of Nautilus Offshore Services Inc., a corporation organized under the laws of the Republic of Marshall Islands that owns 100% of the issue and outstanding shares capital of Nautilus Shareholdings Limited ("Nautilus");
WHEREAS, Nautilus indirectly owns the six Offshore Support Vessels listed on Schedule A hereto, each of which is 100% owned by the owning subsidiary (together with Assets Plus Limited and Vega Offshore AS, the "Subsidiaries") set forth next to the name of such vessel on Schedule A;
WHEREAS, the Sellers wish to sell and the Buyer wishes to buy, the Shares on the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the parties agree as follows:
ARTICLE I
 DEFINITIONS
Capitalized terms used in this Agreement have the meanings specified in (a) the preamble, (b) the recitals, (c) this Article I or (d) elsewhere in this Agreement, as the case may be:
Action means any litigation, claim, action, suit, hearing, proceeding, arbitration, audit, inspection or other investigation (whether civil, criminal, administrative, labor or investigative).

Affiliate means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition and as used otherwise in this Agreement, "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by Contract or otherwise.
Applicable Law means, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
Business Day means (except as otherwise expressly set forth herein) a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Applicable Law to close.
Claim means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.
Environmental Laws means Applicable Laws, any agreement with any Governmental Authority and Maritime Guidelines, in each case relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
Governmental Authority means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States (including the Marshall Islands and Brazil), international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.
Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, certificates, codes, licenses, permits, approvals, guidelines, voluntary restraints, inspection reports, or any provisions of such laws, including general principles of common law and equity and the requirements of all Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them.
Material Adverse Effect means (i) a material adverse effect on the financial condition, business, assets (including Vessels), liabilities or results of operations of Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., and the Companies, taken as a whole, excluding any effect resulting from (A) changes in Applicable Law or GAAP, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which Nautilus and its Subsidiaries operate, or

(D) acts of war, sabotage or terrorism or natural disasters, provided that the effect of any matter referred to in clauses (A), (B), (C), or (D) shall only be excluded to the extent that such matter does not disproportionately affect Nautilus, the Subsidiaries, Nautilus Offshore Services Inc. and the Companies, taken as a whole, relative to other entities operating in the industry in which Nautilus and its Subsidiaries operate, or (ii) any event, circumstance or effect that materially impairs the ability of the Sellers to perform their obligations under this Agreement or materially delays the consummation of the transactions contemplated by this Agreement.
Lien means (whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof; or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors, and which under applicable law has the foregoing effect, including any adverse Claim.
Order means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
Permit means any authorization, approval, consent, easement, variance, exception, accreditation, certificate, license, permit or franchise of or from any Governmental Authority of competent jurisdiction or pursuant to any Law.
Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.
Proceeding means an action, suit, litigation, claim, investigation, legal, administrative or arbitration proceeding.
Subsidiary means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.
ARTICLE II
 PURCHASE OF SHARES; CLOSING
Section 2.1                          Sale of Shares. Subject to the terms and conditions of this Agreement, each Seller hereby agrees to sell, transfer, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase from each Seller, all of the Seller's right, title and interest in and to the Shares, free and clear of all Liens.

Section 2.2                          Purchase Price. (a) The aggregate purchase price for the Shares that shall be paid by the Buyer to the Sellers shall consist of Eighty Seven Million United States Dollars (US$ 87,000,000) (the "Purchase Price"), which shall be payable to each Seller in the amounts set forth on Schedule 2.2 hereto. In consideration of the payment of the Purchase Price to the Sellers, the Buyer shall acquire the Shares, representing 100% of the issued and outstanding equity interests in each of the Companies.
Section 2.3                          Closing; Delivery of Shares; Payment of Purchase Price. The closing for the purchase and sale of the Shares (the "Closing") shall be held at the offices of Seward & Kissel LLP on the date hereof (the "Closing Date"). At the Closing: (a) each Seller shall deliver to the Buyer the certificate(s) representing the Shares of the respective Companies, registered in the name of the Buyer, and (b) simultaneously therewith, the Purchase Price shall be paid to each Seller in the amounts set forth on Schedule 2.3 hereto, in immediately available funds to any account which the Sellers may nominate by written notice to the Buyer.
Section 2.4                          Conditions to Closing. (a) The Buyer's obligation to purchase the Shares at the Closing is subject to the satisfaction or waiver of the following conditions at or prior to the Closing:
(i)            the delivery by the Sellers of one or more certificates evidencing the Shares of each of the Companies, registered in the name of the Buyer or its Nominee;
(ii)            the Buyer's Board of Directors shall have approved of the purchase of the Shares and ratified the execution and delivery of this Agreement and the performance of the transactions contemplated hereby not later than the third business day after the date of this Agreement;
(iii)            the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date except where such representation is made as of a specific date where it shall be required to be true and correct only as of such date;
(iv)            between the date of execution of this Agreement and the Closing Date, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect; and
(iv)            the receipt by the Buyer's Board of Directors of an opinion as to the overall fairness, from a financial point of view, of the purchase of the Shares by the Buyer, in a form reasonably satisfactory to the Buyer's Board of Directors.
(b)            The Sellers' obligations to sell the Shares to the Buyer at the Closing are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

(i)            each of the Seller's board of directors and shareholders shall have approved of the sale of the Shares to the Buyer and approved the execution and delivery of this Agreement and the performance of the transactions contemplated hereby not later than the Closing Date;
(ii)            the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date except where such representation is made as of a specific date where it shall be required to be true and correct only as of such date; and
(iii)            the Buyer shall have paid at the Closing the Purchase Price to each of the Sellers in accordance with the instructions set forth on Schedule 2.3 hereto.
(c)            The respective obligations of each party to consummate the sale and purchase of the Shares shall be subject to the satisfaction or waiver of the following conditions:
(i)            no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated hereby illegal; and
(ii)            there shall not be pending any suit, action or proceeding by any Governmental Authority or any person seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND NAUTILUS
Each Seller hereby represents and warrants to, and agrees with, the Buyer as of the date hereof and as of the Closing Date, as follows:
Section 3.1                          Organization. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it has been and is currently conducted.
Section 3.2                          Capacity; Authority; Validity. Each Seller has all necessary corporate power and authority to enter into this Agreement and to perform all the obligations to be performed by the Sellers hereunder. This Agreement and the consummation by the Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary action of each of the Seller and its respective stockholder. This Agreement has been duly executed and delivered by each Seller; and, assuming the due execution and delivery of this

Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
Section 3.3                          Organization, Authority and Qualification of Nautilus, Nautilus Offshore Services Inc., and the Companies. Nautilus, Nautilus Offshore Services Inc., and the Companies are corporations duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on their business as it has been and is currently conducted. Nautilus is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. True and correct copies of the Articles of Incorporation and bylaws of Nautilus, Nautilus Offshore Services Inc., and the Companies, each as in effect on the date hereof, have been delivered by the Sellers to the Buyer.
Section 3.4                          Subsidiaries.
•        Set forth on Schedule A is a true and complete record of each Subsidiary's, Nautilus's, and Nautilus Offshore Services Inc.'s, name, organizational type, jurisdiction and date of incorporation or organization, authorized capital stock, partnership capital or equivalent, number and type of issued and outstanding shares of capital stock, partnership interests or similar ownership interests and current ownership of such shares, partnership interests or similar ownership interests.
•        Except as set forth in Schedule A, there are no other corporations, partnerships, joint ventures or other entities in which the Companies, Nautilus, the Subsidiaries or Nautilus Offshore Services Inc., owns, of record or beneficially, any direct or indirect equity interest.
•        Each of Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., and the Companies (i) is a corporation or other entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such entity and to carry on its business as it has been and is currently conducted by such entity and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. True and correct copies of the certificate of incorporation and bylaws or other organizational documents of each of Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., and the Companies have been delivered to the Purchaser.
Section 3.5                          Capitalization. The authorized equity capital of Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., and the Companies are as set forth on Schedule A, all of which are validly issued, fully paid and nonassessable. The Shares are owned of record and beneficially by the Sellers free and clear of all Liens. None of the Shares or the capital stock of

Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., or the Companies were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or the capital stock of Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., or the Companies or obligating either (i) the Sellers or (ii) Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., or the Companies to issue or sell any shares of common stock, or any other interest in, such entity. Nautilus is the sole record and beneficial owner, free and clear of any Liens (other than Liens existing prior to the Closing Date, which will be released at Closing), of 100% of the issued and outstanding shares and other equity securities of each Subsidiary. There are no outstanding contractual obligations of Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., or the Companies to repurchase, redeem or otherwise acquire any equity interests of or to provide funds to, or make any investment in, any other Person. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of Buyer in the stock records of the Companies, the Buyer will own all the issued equity interests in the Companies free and clear of all Liens and Nautilus will own, directly or indirectly, all the issued equity interests in the Subsidiaries free and clear of all Liens.
Section 3.6                          Consent and Approvals; No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the organizational or charter documents of the Sellers, the Companies, Nautilus, any Subsidiarity or Nautilus Offshore Services Inc., (ii) require any consent, approval, authorization or permit of, or filing with or notification to; any Governmental Authority or other third-party other than those that have been made or obtained; (iii) except as set forth in Schedule 3.6, result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of material benefit) under the terms, conditions or provisions of any material agreement to which either Seller, the Companies, Nautilus, the Subsidiaries or Nautilus Offshore Services Inc., is a party or by which any of the property or assets of the Sellers, the Companies, Nautilus, the Subsidiaries or Nautilus Offshore Services Inc. may be bound, except in such cases where the requisite waivers or consents have been obtained; or (iv) violate any judgment, order, writ, decree, law, rule or regulation applicable to the Seller, the Companies, Nautilus, the Subsidiaries or Nautilus Offshore Services Inc., in each case that would have a material adverse effect on the legality, validity or enforceability of this Agreement or the performance by such party of its obligations hereunder.
Section 3.7                          Financial Information; Books and Records. True and complete copies of (i) the audited consolidated balance sheets of the Nautilus Offshore Services Inc., which consolidates Nautilus and the Subsidiaries, for each of the two fiscal years ended as of December 31, 2013 and December 31, 2014 and the related statements of income, stockholders' equity and cash flows (collectively referred to herein as the "Financial Statements") and (iii) the unaudited consolidated balance sheet of the Nautilus Offshore Services Inc., which consolidates Nautilus and the Subsidiaries, dated June 30, 2015 (the "Reference Balance Sheet") and the related statements of income, stockholders' equity and cash flows for the six-month period ended June 30, 2015 (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Sellers to the Buyer and are attached hereto as Schedule B. The Financial Statements, the Interim Financial Statements (including the Reference Balance Sheet) (I) were prepared in accordance with the books of account and other financial records of the Nautilus Offshore Services Inc., Nautilus and Subsidiaries, (II) present fairly in all material respects the consolidated financial condition and results of operations of the Nautilus Offshore Services Inc., Nautilus and the Subsidiaries as of the dates thereof or for the periods covered thereby, and (III) have been prepared in accordance with GAAP, in all material respects, applied on a basis consistent with the past practices of the Nautilus Offshore Services Inc. The Financial Statements and Interim Financial Statements accurately reflected the consolidated financial condition and results of operation of Nautilus, Nautilus Offshore Services Inc. and the Subsidiaries in all material respects as of the dates and for the period indicated therein. Nautilus and the Subsidiaries have been operated in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements, and there has been no Material Adverse Effect since the date of the Interim Financial Statements.
Section 3.8                          Absence of Undisclosed Liabilities. There are no material liabilities of the Companies that have not been disclosed to the Buyers in writing. There are no material liabilities of Nautilus Offshore Services Inc., Nautilus, or the Subsidiaries of the type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) liabilities reflected or reserved against on the Reference Balance Sheet and (ii) liabilities which do not and could not have a Material Adverse Effect that have been incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with past practice, of the Company and the Subsidiaries.
Section 3.9                          No Litigation. There is no material action, suit, proceeding or investigation pending or, to the Sellers' knowledge, currently threatened against or affecting any of the Sellers, the Companies, Nautilus Offshore Services Inc, Nautilus, or any Subsidiary.
Section 3.10                          Compliance with Laws. Nautilus Offshore Services Inc., the Companies, Nautilus and the Subsidiaries have, since January 1, 2012, conducted, and continue to conduct, their business operations in material compliance with all Applicable Laws (including the Foreign Corrupt Practices Act of 1977, as amended, and other similar laws) as well as any Orders applicable to Nautilus and the Subsidiaries.
Section 3.11                          Contracts. The Sellers have heretofore made available to Buyer true and complete copies of the contracts material to Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., or the Companies (the "Material Contracts"). Except for breaches, violations or defaults which would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Material Contracts is valid, binding, enforceable and in full force and effect and neither the Seller, Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., or the Companies, nor to the knowledge of the Sellers, any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under, or give rise to any right of cancellation or termination of or consent under, such Material Contract, and neither the Sellers, Nautilus, the Subsidiaries, Nautilus Offshore Services Inc., or the Companies has received notice that it has breached, violated or defaulted under any Material Contract.
Section 3.12                          Environmental. Except for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Nautilus and each of its Subsidiaries is in compliance with all Environmental Laws, (ii) Nautilus and each of the Subsidiaries possesses and is in compliance with all Permits required under Environmental

Law for the conduct of their respective operations, and (iii) there are no actions pending against Nautilus or any of the Subsidiaries alleging a violation of any Environmental Law.
Section 3.13                          Taxes.
•        All material tax returns required by Applicable Law to have been filed by the Companies, Nautilus, Nautilus Offshore Services Inc. and each of the Subsidiaries have been filed when due (taking into account any extensions), and each such tax return is complete and accurate and correctly reflects the liability for taxes in all material respects. All material taxes that are due and payable have been paid.
•        There is no audit or other proceeding pending against or with respect to Nautilus, Nautilus Offshore Services Inc., the Companies or any of the Subsidiaries, with respect to any material amount of tax. There are no material Liens on any of the assets of the Companies, Nautilus, Nautilus Offshore Services Inc. Or any of the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax, other than Liens for Taxes not yet due and payable.
•        Neither Nautilus, Nautilus Offshore Services Inc. the Companies nor any of the Subsidiaries is or has been a party to any "listed transaction" as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
•        None of Nautilus, Nautilus Offshore Services Inc., the Companies nor any of the Subsidiaries has, or since January 1, 2012 has had, a permanent establishment in any country other than the country of its organization.
•        Each of Nautilus and the Subsidiaries is, and has been for the last five (5) years, exempt from U.S. federal income taxation on its U.S.-source shipping income under Section 883 of the Code.
Section 3.14                          Material Contracts. Any "change of control" or similar fee, cost or expense arising under any contract or agreement to which the Companies, Nautilus, Nautilus Offshore Services Inc., any Subsidiary or either Seller is a party resulting from the transactions contemplated hereby have been or will be paid for by the Sellers at or prior to the Closing.
Section 3.15                          No Other Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither of the Sellers, nor any other Person on their behalf, has made or makes any other representation or warranty, either written or oral, express or implied with respect to the subject matter of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to each of the Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.1                          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 4.2                          Authority. (a) Buyer has the full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Buyer and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.
Section 4.3                          No Litigation. There is no material action, suit, proceeding or investigation pending or, to the Buyer's knowledge, currently threatened against or affecting any of the Buyer.
Section 4.4                          Consent and Approvals; No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the organizational or charter documents of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to; any Governmental Authority or other third-party other than those that have been made or obtained; (iii) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of material benefit) under the terms, conditions or provisions of any material agreement to which the Buyer is a party or by which any of the property or assets of the Buyer may be bound, except in such cases where the requisite waivers or consents have been obtained; or (iv) violate any judgment, order, writ, decree, law, rule or regulation applicable to the Buyer that would have a material adverse effect on the legality, validity or enforceability of this Agreement or the performance by the Buyer of its obligations hereunder.
ARTICLE V
 COVENANTS
Section 5.1                          Conduct of Business. Each of the Sellers and the Buyer agree that between the date of the execution of this Agreement and the Closing Date, (i) the Sellers shall conduct the business and maintain and preserve the assets of the Sellers and Nautilus in the ordinary course of business; (ii) the Buyer and the Sellers shall use their reasonable efforts to cause all of the representations and warranties in Article III hereof to continue to be true and correct; and (iii) the Companies shall not pay any dividends or distributions to their respective shareholders.
Section 5.2                          Audited Financial Statements and Working Capital Reimbursement. The Sellers herby covenant and agree that not later than thirty (30) days following the Closing Date, they shall deliver to the Buyer audited financial statements of

Nautilus as of and for the three and nine months ended September 30, 2015, and the Buyer covenants and agrees that not more than five (5) business days from receipt of such audited financial statements, the Buyer shall pay to Sellers an aggregate amount equal to the amount of the Nautilus's working capital as of September 30, 2015 in excess of Two Million United States Dollars (US$2,000,000) if any, by wire transfer in immediately available funds pursuant to the wire instructions set forth on Schedule 2.3 hereto, which Schedule 2.3 shall set forth the percentage of the aggregate payment, if any, to be made by Buyer to each Seller pursuant to this Section 5.2.
Section 5.3                          Stockholder Approval. The Sellers shall obtain the required approvals of their respective boards of directors and shareholders as promptly as practicable after the date hereof.
Section 5.4                          Further Assurances. Each of the parties shall, at all times, and from time to time, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts as may be required to consummate the transactions contemplated in this Agreement as they are herein contemplated. Each party shall, and shall use its commercially reasonable efforts to assure that any necessary third party shall, execute and deliver such documents and do such other acts and things as the other party may reasonably require for the purpose of giving to that other party the full benefit of all the provisions of this Agreement, and as may be reasonably required to complete the transactions contemplated in this Agreement.
ARTICLE VI
 INDEMNIFICATION
Section 6.1                          Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing. If written notice of a claim has been given by any party prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
Section 6.2                          Indemnification by the Sellers. The Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Buyer Indemnified Party") shall be indemnified and held harmless by each Seller, severally and not jointly, for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:
(a)            the breach of any representation or warranty made by a Seller contained in this Agreement; or
(b)            the breach of any covenant or agreement by a Seller contained in this Agreement.

For purposes of clarification, "severally and not jointly" in this Article VI means with respect to each Seller, that each Seller is liable only for its proportionate share of the total indemnification obligation imposed pursuant to this Article VI (subject to the limits contained herein), calculated based upon the percentage of the Purchase Price received by such Seller.
Section 6.3                          Indemnification by the Buyer. The Sellers and their Affiliates, employees, agents, successors and assigns (each a "Seller Indemnified Party" and together with the Buyer Indemnified Parties, an "Indemnified Party") shall be indemnified and held harmless by the Buyer for and against any and all Losses, arising out of or resulting from:
(a)            the breach of any representation or warranty made by the Buyer contained in this Agreement; or
(b)            the breach of any covenant or agreement by the Buyer contained in this Agreement.
Section 6.4                          Limits on Indemnification. (a) The Sellers shall not be liable for any claim for indemnification pursuant to Section 6.2(a) (other than a claim arising from a breach of the representations and warranties contained in Sections 3.1 through 3.5), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $1,300,000 whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Losses in excess of such amount;
(b)            The maximum amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes set forth in Section 6.2(a) (other than a claim arising from a breach of the representations and warranties contained in Sections 3.1 through 3.5), shall not exceed $5,000,000.
(c)            The maximum aggregate amount of liability of each Seller under this Agreement, including all indemnifiable Losses which may be recovered from each such Seller arising out of or resulting from a breach of any representation, warranty or covenant contained in this Agreement shall be an amount equal to the portion of the Purchase Price received by each such Seller.
(d)            For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of (x) any insurance benefits and proceeds actually received by the Buyer, Nautilus or the Companies and (y) any tax deductions or credits arising from the relevant Loss.
(e)            Except as provided for in Section 7.7 with respect to specific performance, the indemnification provisions in this Article VI shall be the sole and exclusive monetary remedy of the Buyer with respect to any Loss arising out of or relating to any breach or violation of any representation, warranty, covenant or agreement set forth in this Agreement (including schedules and exhibits hereto) or in any certificate or document or agreement delivered pursuant to this Agreement or otherwise under this Agreement or with respect to transactions contemplated by this Agreement or otherwise, and the Buyer shall not have any other rights or remedies in connection with or with respect thereto.

Section 6.5                          Third Party Claims. If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a "Third Party Claim") against it or which may give rise to a claim for a Loss under this Agreement, promptly following the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party promptly but within thirty (30) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. Any Indemnifying Party or Indemnified Party that is controlling and conducting the defense of a Third Party Claim shall do so with reasonable care and diligence and, in such case, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, and the Indemnified Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party. No such Third Party Claim may be settled by any party without the prior written consent of the other party.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1                          Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

Section 7.2                          Execution of Further Documents.  Each party agrees to execute all documents necessary to carry out the purpose of this Agreement and to cooperate with each other for the expeditious fulfilment of the terms of this Agreement.
Section 7.3                          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the fifth day after mailing, by mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice), (c) at the time receipt is acknowledged when delivered by private mail or courier service or (d) received by facsimile at the phone number listed below:
(a)          If to Sellers to:
c/o Orrick Herrington & Sutcliffe LLP
51 W. 52nd Street
New York, New York 10019

(b)          If to Buyer to:

DryShips Inc.
Athens licensed shipping office
109 Kifisias Avenue & Sina Street
GR 151 24, Marousi, Athens, Greece
Section 7.4                          Fees and Expenses.  Each party shall bear its own fees and costs, including the fees and costs of its respective advisers, legal counsel, in relation to the transactions contemplated in this Agreement.
Section 7.5                          Choice of Law.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. All judicial actions brought against the Parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By executing and delivering this Agreement, the Parties irrevocably: (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to in clause (i) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such action in any such court may be made by registered or certified mail, return receipt requested, to such party at its respective addresses provided in accordance with Section 7.3 hereof; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such action in any such court, and otherwise constitutes effective and binding service in every respect.

Section 7.6                          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.
Section 7.7                          Specific Performance.  It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, including without limitation the delivery of the shares to the buyer), without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
Section 7.8                          Termination; Rescission.
(a)	This Agreement may be terminated prior to the Closing, by the mutual consent of the parties.
(b)	This Agreement may be terminated by either party in the event that the Closing has not occurred by October 31, 2015.
Section 7.9                          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
Section 7.10                          Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.
Section 7.11                          Announcements. The consent of each party shall be required prior to any public announcement concerning the transactions contemplated hereby or any terms thereof, except where such announcement or other disclosure shall be required by law or regulation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
DRYSHIPS INC
By:	/s/ Ziad Nakhleh
Name:	Ziad Nakhleh
Title:	CFO

MEZZANINE FINANCING INVESTMENT III SHAREHOLDERS LTD.
By:	/s/ Iraklis Sbarounis
Name:	Iraklis Sbarounis
Title:	Attorney-in-fact

RED RIVER ENTERPRISES INC.
By:	/s/Mr. Dimitrios Koukoulas
Name:	Mr. Dimitrios Koukoulas
Title:	Attorney-in-fact